UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

Editas Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37687	46-4097528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Hurley Street Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on December 16, 2016, Editas Medicine, Inc. (the “Company”) entered into a Cpf1 License Agreement (the ‘Cpf1 Agreement”), by and between the Company and The Broad Institute, Inc. (“Broad”), for specified patent rights related primarily to Cpf1 compositions of matter and their use for gene editing. Pursuant to the Cpf1 Agreement, Broad, on behalf of itself, President and Fellows of Harvard College, the Massachusetts Institute of Technology, Wageningen University (“Wageningen”), and the University of Tokyo granted the Company a license to those specified patent rights, subject to certain limitations and retained rights, in exchange for certain royalty, success, and milestone payments.

On March 28, 2017 (the “Trigger Date”) a  success payment under the Cpf1 Agreement (the “Success Payment”) became due upon the market capitalization of the Company’s common stock reaching $750,000,000. The total Success Payment is $5,000,000. The Success Payment must be paid no later than 12 days after the Trigger Date and will be paid by the issuance of promissory notes (the “Notes”) to Broad and Wageningen (or their designees). The Notes shall bear interest at a rate of 4.8% per annum. Principal and interest on the Notes will be payable 150 days following the issuance date of the Notes, and the Company may prepay the Notes at any time. The Notes will be convertible, at the option of the Company, into common stock of the Company subject to certain conditions. In the event of a change of control of the Company or a Company sale, the Company is required to pay all remaining principal and accrued interest on the Notes in cash within a specified period following such event. Under the terms of the Notes, the entire unpaid principal and interest of the Notes shall become immediately due and payable upon a payment default or bankruptcy- and insolvency-related defaults.

A description of the other material terms of the Cpf1 Agreement is hereby incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDITAS MEDICINE, INC.

Date: March 31, 2017	By:	/s/ Andrew A. F. Hack
Andrew A. F. Hack
Chief Financial Officer

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